Exhibit 99.1
ARCADIA RESOURCES SIGNS LETTER OF INTENT TO SELL PART
OF ITS DURABLE MEDICAL EQUIPMENT BUSINESS
FOR $16.5 MILLION IN CASH AND NOTES
Advances Strategy to Focus on Opportunity in Consumer Healthcare Market
Remaining Florida DME Unit Approved as Medicare Supplier
SOUTHFIELD, Mich. — April 16, 2007 — Arcadia Resources, Inc. (AMEX: KAD), an innovator in consumer healthcare services, today announced that it has signed a Letter of Intent to sell part of the operations of its Durable Medical Equipment (DME) business for a sale price of approximately $16.5 million. The sale price, which will consist of $9.5 million in cash and a total of $7.0 million in short-term and long-term notes, is subject to adjustment in certain circumstances. The sale, which is subject to customary terms and conditions, is expected to close in mid-to-late May. The buyer is a regional provider of therapeutic equipment and services.
The decision to sell part of the DME operations, along with the corporate restructuring initiatives announced previously, will sharpen Arcadia’s focus on attractive higher-margin businesses, free up significant financial resources, strengthen cash flow and contribute to greater cost-efficiency.
The sale will include all of the DME business except the Florida operation, which is the Company’s largest DME division and will continue to be owned by Arcadia. The Company noted that one of its Florida units has just been approved as a supplier by Medicare and has received a Supplier Number for billing, making the unit eligible for Medicare reimbursement. This status will enable the unit to submit claims for reimbursement totaling approximately $2.0 million.
John E. Elliott II, Chairman, President and CEO of Arcadia Resources, commented, “The sale of a portion of the DME operation is a clear demonstration of our commitment to drive profitable growth and shareholder value by focusing on opportunities in the alternate site healthcare market. This transaction will enable us to direct our resources toward the continuing expansion of our pharmacy and medical clinic businesses, whose future growth will be spurred by the dramatic changes taking place in the delivery of healthcare services on a nationwide scale. We are working to deliver on the potential of an innovative business model, which will provide consumers with convenient, cost-effective access to healthcare at alternate sites such as retail stores and other locations.”
Following the sale, Arcadia’s principal businesses will include PrairieStone, which operates DailyMed™, the patent pending compliance packaging pharmacy system designed to reduce medication errors and improve medication compliance for America’s seniors and provides licensed pharmacy services to over 200 retail grocery locations; CareClinic, which operates retail-based clinics; as well as medical and non-medical staffing and home care.
The Durable Medical Equipment business provides oxygen and other respiratory therapy services and equipment to individuals and nursing care facilities, as well as orthotic and prosthetic devices, wheelchairs, hospital beds and other medical equipment.

About Arcadia Resources
Arcadia Resources, Inc. is a national provider of alternate site healthcare services and products, including respiratory and durable medical equipment; non-medical and medical staffing, including travel nursing; comprehensive central fill and licensed pharmacy services available for purchase on http://www.prairiestonerx.com; and a catalog of healthcare-oriented products, also available for purchase on http://www.arcadiahomehealth.com and other leading retailer websites. Through industry partnerships, the Company is also establishing walk-in routine (non-emergency) medical clinics inside of retail stores. Arcadia’s comprehensive solutions help organizations operate more effectively and with greater flexibility, while enabling individuals to manage illness and injury in the comfort of their own homes or through the convenience of local healthcare sites. For more information on the Company, visit our website: http://www.arcadiaresourcesinc.com. The Company’s periodic report on Form 10-Q for the quarter ended December 31, 2006 is available on the Company’s website and the SEC website (http://www.sec.gov).
Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for our services and products, required capital investment, competition, and other factors. Due to the Company’s history of operating losses and cash flows, there is no assurance that additional sources of financing will be available on acceptable terms, if at all. An inability to raise sufficient capital to fund operations will have a material adverse effect on the company’s business. In the absence of such financing, the company will be required to enact additional restructuring measures. Actual results may differ materially from those anticipated or implied in the forward-looking statements, which speak only as of the date hereof. Additional information that could materially affect the Company may be found in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.
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Contacts:	Dan Fleshler at Kreab/Strategy XXI (212) 935-0210 or Davis Hodge at Kreab/Strategy XXI (212) 935-0210